                                                                       EXHIBIT 3

                                     FORM OF
                          SECURED SENIOR NOTE DUE 2005

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE REGISTRATION OR QUALIFICATION REQUIREMENTS OF SUCH STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION.

THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (OID).
PURSUANT TO TREASURY REGULATION SECTION 1.1275-3(b)(1), PATRICK E. MEYERS, A REPRESENTATIVE OF THE ISSUER, WILL, BEGINNING TEN DAYS AFTER THE ISSUE
DATE OF THIS SECURITY, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON
REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION SECTION 1.1275-3(b)(1)(i). MR. MEYERS MAY BE REACHED AT TELEPHONE NUMBER (720) 359-3300.


                          SECURED SENIOR NOTE DUE 2005


$13,862,259.84                                                 December 12, 2000

     FOR VALUE RECEIVED, THE QUIZNO'S CORPORATION, a Colorado corporation (the "COMPANY"), THE QUIZNO'S LICENSING COMPANY, a Colorado corporation ("LICENSING"), THE QUIZNO'S ACQUISITION COMPANY, a Colorado corporation ("ACQUISITION"), THE QUIZNO'S REALTY COMPANY, a Colorado corporation ("REALTY"), THE QUIZNO'S OPERATING COMPANY, a Colorado corporation, ("OPERATING"), QUIZ-DIA, INC., a Colorado corporation ("DIA"), S&S COMPANY, a Colorado corporation ("S&S"), QUIZNO'S KANSAS, LLC, a Colorado limited liability company ("KANSAS"), CIAO B MANAGEMENT, INC., a Colorado corporation ("CIAO") and AMERICAN FOOD DISTRIBUTORS, INC., a Colorado corporation ("DISTRIBUTORS") (the Company, Licensing, Acquisition, Realty, Operating, DIA, S&S, Kansas, Ciao and Distributors, collectively, "Issuers" and each, an "Issuer") hereby promises to pay to the order of LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P., a California limited partnership (the "PURCHASER"), or any registered assigns (including the Purchaser, the "HOLDER"), the sum of THIRTEEN MILLION EIGHT HUNDRED SIXTY TWO THOUSAND TWO HUNDRED

FIFTY NINE DOLLARS AND EIGHTY FOUR CENTS ($13,862,259.84) which sum represents twelve million dollars ($12,000,000) in principal and one million eight hundred sixty two thousand two hundred fifty nine dollars and eighty four cents ($1,862,259.84) as prepaid interest for the period through and including December 12, 2001 ("PREPAID INTEREST") in immediately available funds and in lawful money of the United States of America, together with interest thereon, all as provided in this Secured Senior Note Due 2005 (this "NOTE"). This Note is being issued in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement dated of even date herewith among the Issuers and the Purchaser (as it may be amended, supplemented or otherwise modified and in effect from time to time, the "SECURITIES PURCHASE AGREEMENT"). All capitalized terms used and not otherwise defined in this Note shall have the meanings set forth in the Securities Purchase Agreement.

     1.   PAYMENT OF INTEREST; DEFAULT RATE.

          (a) So long as no Event of Default shall have occurred and be continuing, the Issuers shall pay interest on the unpaid principal balance of, premium, if any, and accrued and unpaid interest on this Note from the date hereof until fully paid at a rate per annum (the "BASE INTEREST RATE") equal to thirteen and one-quarter percent (13.25%), payable in cash, provided however, that upon the occurrence of the events described in SECTION 9.15(e) of the Securities Purchase Agreement, the Base Interest Rate shall be fourteen and one-quarter percent (14.25%).

          (b) Interest on this Note shall be payable monthly in arrears on the last Business Day of each calendar month (or portion thereof), commencing on January 12, 2001 (each an "INTEREST PAYMENT DATE"). Interest shall be computed on the basis of the actual number of days elapsed over a 360-day year, including the first and the last day.

          (c) If any Event of Default shall occur and be continuing, then, in addition to the rights and remedies available to the Holder under the Securities Purchase Agreement, this Note, the other Investment Documents and Applicable Laws, the Issuers shall pay interest in cash only on the unpaid principal balance of, premium, if any, accrued and unpaid interest on this Note at a rate per annum (the "DEFAULT RATE") equal to the Base Interest Rate PLUS two percent (2.0%) over the then current rate of interest during the first sixty (60) calendar days (or portion thereof) that such Event of Default remains uncured or unwaived. Thereafter, such rate of interest shall increase by one percent (1.0%) per annum over the rate in effect during the first sixty (60) calendar days or applicable thirty (30) day period thereafter, as the case may be, for each additional thirty (30) calendar days (or portion thereof) that such Event of Default remains uncured or unwaived.

     2. INTEREST RATE EVENT. The occurrence of any of the following in SECTION 2(a) or SECTION 2(b) below shall be deemed to be an "Interest Rate Event":

          (a) SPECIAL INTEREST RATE EVENTS. The occurrence of any of the following shall only be an Interest Rate Event and shall not be an Event of Default or a Special Event of Default:

               (i) For any Fiscal Quarter ending on or after December 31, 2001, the Company fails to meet the Minimum Store Backlog set forth in SECTION 10.15(e) of the Securities Purchase Agreement as of the last day of such Fiscal Quarter.

               (ii) 90-Day Receivables set forth in SECTION 10.15(f) of the Securities Purchase Agreement is not met at any time.

               (iii) 90-Day Payables set forth in SECTION 10.15(g) of the Securities Purchase Agreement is not met at any time.

          (b) FIRST MEASUREMENT PERIOD INTEREST RATE EVENT. The occurrence of any of the following shall only be an Interest Rate Event for the first measurement period on June 30, 2001 and shall thereafter be an Event of Default or a Special Event of Default:

               (i) For the trailing two Fiscal Quarters ending June 30, 2001, the minimum EBITDA amount set forth in Column (A) of SECTION 10.15(a) of the Securities Purchase Agreement is not met for such measurement period.

               (ii) For the trailing two Fiscal Quarters ending June 30, 2001, the Fixed Charge Coverage Ratio set forth in Column (A) of SECTION 10.15(b) of the Securities Purchase Agreement is not met for such measurement period.

               (iii) For the trailing two Fiscal Quarters ending June 30, 2001, the Leverage Ratio set forth in Column (A) of SECTION 10.15(c) of the Securities Purchase Agreement is not met for such measurement period.

     (c) Upon the occurrence of one or more Interest Rate Events in any Fiscal Quarter, the Base Interest Rate shall equal fifteen and one-quarter percent (15.25%) during the first sixty (60) calendar days (or portion thereof) immediately succeeding such Fiscal Quarter in which an Interest Rate Event occurred. Thereafter, such rate of interest shall increase by one percent (1.0%) per annum over the rate in effect during the first sixty (60) calendar days or applicable thirty (30) day period thereafter, as the case may be, for each additional thirty (30) calendar days (or portion thereof) that such Interest Rate Event remains uncured or unwaived, and the Base Interest Rate shall equal thirteen and one-quarter percent (13.25%) when all such Interest Rate Events have been cured.
                                        3

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     3.   PAYMENT OF PRINCIPAL; MATURITY DATE. The Issuers agree to pay in full the entire outstanding principal balance of this Note, outstanding premium, if any, accrued and unpaid interest and all other unpaid amounts owing under this Note on December 12, 2005 (the "MATURITY DATE").

     4.   OPTIONAL PREPAYMENTS.

          (a) Except as set forth in SECTION 4(c), the Issuers may not make any prepayments of the principal balance of this Note at any time prior to December 12, 2002. Thereafter, the Issuers may voluntarily prepay this Note, in whole or in part, as follows:

               (i) at 106.0% of the principal balance being prepaid at any time on or after December 12, 2002 and on or before December 12, 2003;

               (ii) at 103.0% of the principal balance being prepaid at any time after December 12, 2003 and on or before December 12, 2004; and

               (iii) at 100.0% of the principal balance being prepaid at any time after December 12, 2004 and on or before December 12, 2005.

Each percentage set forth above is referred to in this Note as the "PREPAYMENT PERCENTAGE" applicable to any prepayment. Any prepayment of this Note made under this SECTION 4 shall also include premium, if any, and all accrued and unpaid interest on the then outstanding principal balance of this Note through the date of prepayment.

          (b) If the Issuers elect to prepay all or any portion of this Note, the Issuers shall furnish written notice to the Holder with respect to each voluntary prepayment not less than thirty (30) days prior to the date of prepayment. Such notice shall specify the principal balance of this Note to be prepaid on such date and shall be irrevocable. The amount of any voluntary prepayment shall be an amount equal to (i) the Prepayment Percentage applicable to such prepayment on such prepayment date, MULTIPLIED BY (ii) the principal amount of this Note specified in such prepayment notice to be prepaid on such prepayment date, together with premium, if any, and all accrued and unpaid interest on the then outstanding principal balance of this Note through the date of prepayment.

          (c) The Issuers may make a one-time prepayment of up to $5,000,000 of principal owing under this Note at any time prior to nine (9) months after the Closing Date without premium or penalty (including, without limitation, the premiums described in SECTION 4 and SECTION 5), provided (i) such prepayment occurs solely as a result of a decreased requirement for cash required to consummate the Tender Offer due to fewer shares tendered in the Tender Offer than was projected by the Issuers; (ii) such repayment is made other than with the proceeds

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of, or in connection with, any sale or other transfer by any Issuer of any property or assets not in the ordinary course of such Issuer's business; (iii) the Issuers shall not be entitled to a rebate of any amounts paid to the Holder under the Securities Purchase Agreement, including without limitation, SECTION 8.5, SECTION 8.6 or SECTION 6.3 of the Securities Purchase Agreement (except as provided in SECTION 9.25 of the Securities Purchase Agreement); and (iv) after giving effect to such repayment the Company shall have Liquidity in an amount at least equal to Liquidity on the date of the issuance of this Note (provided that Liquidity may be $2.6 million if as of the date of such repayment the Company is not contingently liable in any way for the Margin Agreement or the RES Loan and the shares of Richard E. Schaden are not subject to any Lien (other than the Separation Agreement dated on or about August 16, 2000 between Richard E. Schaden and Irene Schaden), and the Holder shall have received a certificate signed by the President and Chief Executive Officer and the Chief Financial Officer of the Company certifying the foregoing. Should the Issuer elect to prepay the principal under this SECTION 4(c), then the amount of Prepaid Interest will be reduced accordingly and offset against future interest payments due under this Note.

     5. CHANGE IN CONTROL. If a Change in Control shall occur at any time, the Holder may, at its sole election, require the Issuers to prepay this Note, in whole or in part, at any time during the one hundred and eighty (180) day period following the occurrence of the Change in Control, at 102.0% of the aggregate principal balance of this Note (as adjusted pursuant to SECTION 1), PLUS all accrued and unpaid interest on, and other amounts owing under, this Note through the date of prepayment. The Issuers shall notify the Holder in writing, if possible, of any Change in Control at least five (5) days prior to the date that such Change in Control is scheduled to occur. The Issuers shall also notify the Holder of the date on which any Change in Control shall have actually occurred within one (1) Business Day after such date and shall inform the Holder, in such notification, of the Holder's right to require the Issuers to prepay this Note as provided in this SECTION 5 and of the date on which such right shall terminate. If the Holder elects to require the Issuers to prepay this Note pursuant to this SECTION 5, it shall furnish a written notice to the Issuers advising the Issuers of such election and the outstanding principal balance hereof, premium, accrued and unpaid interest and all other amounts to be prepaid. The Issuers agree to prepay this Note in accordance with this SECTION 5, SECTION 7 and such written notice within one (1) Business Day after its receipt of such written notice.

     6. HOLDER ENTITLED TO CERTAIN BENEFITS. This Note is the "Note" referred to in, and the Holder is entitled to the rights and benefits under (and subject to the limitations set forth therein), the Securities Purchase Agreement, including, without limitation, the right to accelerate the outstanding principal balance of, premium, if any, accrued and unpaid interest on, and all other amounts owing under this Note upon the occurrence of an Event of Default. In addition, this Note is secured by the "COLLATERAL" referred to in the Collateral Documents.

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     7.   MANNER OF PAYMENT. Payments of principal, interest and other amounts due under this Note shall be made no later than 10:00 a.m. (Los Angeles time) on the date when due and in lawful money of the United States of America and (by wire transfer in funds immediately available at the place of payment) to such account as the Holder may designate in writing to the Issuers and, if to the Purchaser, to: Bank of America, Century City, Private Banking, 2049 Century Park East, Los Angeles, California 90067; ABA No. 121000358; Account No. 1154603239;
Attention: Cheryl Stewart (or such other place of payment as the Purchaser may designate in writing). All such payments shall be made without any deduction whatsoever, including, without limitation, any deduction for set-off, recoupment, counterclaim or taxes. Any payments received after 10:00 a.m. (Los Angeles time) shall be deemed to have been received on the next succeeding Business Day. Any payments due hereunder which are due on a day which is not a Business Day shall be payable on the immediately preceding Business Day, together with all accrued and unpaid interest through the actual due date of payment.

     8. MAXIMUM LAWFUL RATE OF INTEREST. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under Applicable Law. If the rate of interest payable on this Note is ever reduced as a result of this SECTION 8 and at any time thereafter the maximum rate permitted under Applicable Law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under Applicable Law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this SECTION 8.

     9. WAIVERS. The Issuers hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor, and all other notices of any kind whatsoever to which it may be entitled under Applicable Law or otherwise, except for notices to which the Issuers are expressly entitled under this Note.

     10. REGISTRATION OF NOTE. The Issuers shall maintain at the principal executive office of the Company a register in which they shall register this Note, any Assignments of this Note or any other notes issued hereunder and any other notes issued upon surrender hereof and thereof. At the option of the Holder, this Note may be exchanged for one or more new notes of like tenor in the principal denominations requested by the Holder, and the Issuers shall, within five (5) Business Days after the surrender of this Note at the Issuers' principal executive offices, deliver to the Holder such new note or notes. In addition, each Assignment of this Note, in whole or in part, shall be registered on the register immediately following the surrender of this Note at the Company's principal executive offices. The Issuers may require the Holder, as a condition to the registration of any Assignment hereunder, to represent and warrant to the Issuers, and deliver an opinion of counsel reasonably acceptable to the Company, that an Assignment complies with applicable federal or state securities laws.

     11. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of any Assignment, the Issuers may treat the Person in whose name this Note is registered as the owner and Holder thereof for all purposes whatsoever, and the Issuers shall not be affected by notice to the contrary. Subject to the preceding sentence, the Holder may grant to other Persons, without the Issuers' consent, participations from time to time in all or any part of this Note on such terms and conditions as may be determined by the Holder in its sole and absolute discretion, subject to applicable federal and state securities laws; PROVIDED, HOWEVER, that the Holder may not grant participations to any Person who is a Competitor. Notwithstanding anything to the contrary contained herein or otherwise, nothing in this Note, the Securities Purchase Agreement or any other Investment Document or otherwise shall confer upon the participant any rights in the Securities Purchase Agreement or any other Investment Document, and the Holder shall retain all rights with respect to the administration, waiver, amendment, collection and enforcement of, compliance with and consent to the terms and provisions of this Note, the Securities Purchase Agreement and any other Investment Document.

          In addition, the Holder may, without the consent of the participant, give or withhold its consent or agreement to any amendments to or modifications of this Note, the Securities Purchase Agreement or any other Investment Document, waive any of the provisions hereof or thereof or exercise or refrain from exercising any other rights or remedies which the Holder may have under this Note, the Securities Purchase Agreement, any other Investment Document or otherwise. Notwithstanding the foregoing, the Holder will not agree with the Issuers, without the prior written consent of the participant (which consent shall be given or affirmatively withheld not later than three (3) Business Days after the Holder's written request therefor): (a) to reduce the principal of or rate of interest on this Note or (b) to postpone the date fixed for payment of principal of or interest on the Indebtedness evidenced by this Note. If the participant does not reply within three (3) days to the Holder's request for such consent, the participant shall be deemed to have consented to such agreement and the Holder may take such action in such manner as the Holder determines in the exercise of its independent business judgment.

     12. ASSIGNMENT AND TRANSFER. Subject to Applicable Law, the Holder may, at any time and from time to time and without the consent of the Issuers or other Company Party, assign or transfer to one or more Persons all or any portion of this Note or any portion thereof (but not less than $500,000 in principal amount in any single assignment (unless such lesser amount represents the entire outstanding principal balance hereof)); PROVIDED, HOWEVER, that the Holder may not assign or transfer all or any portion of this Note to any Person who is a Competitor. Upon surrender of this Note at the Company's principal executive office for registration of any such assignment or transfer, accompanied by a duly executed instrument of transfer, the Issuers shall, at their expense and within five (5) Business Days of such surrender, execute and deliver one or more new notes of like tenor in the requested principal denominations and in the name of the assignee or assignees and bearing the legend set forth on the face of this Note, and this Note shall promptly be canceled. If the entire outstanding principal balance of this
Note is not being assigned, the Issuers shall issue to the Holder hereof, within five (5) Business Days of the date of surrender hereof, a new note which evidences the portion of such outstanding principal balance not being assigned. If this Note is divided into one or more notes and is held at any time by more than one Holder, any payments of principal of, premium, if any, and interest or other amounts on this Note which are not sufficient to pay all interest or other amounts due thereunder, shall be made PRO RATA with respect to all such Notes in accordance with the outstanding principal amounts thereof, respectively.

     13. LOSS, THEFT, DESTRUCTION OR MUTILATION OF THIS NOTE. Upon receipt of evidence reasonably satisfactory to the Issuers of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity agreement or other indemnity reasonably satisfactory to the Issuers or, in the case of any such mutilation, upon surrender and cancellation of such mutilated Note, the Issuers shall issue and deliver within five (5) Business Days a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

     14. COSTS OF COLLECTION. The Issuers agree to pay to the Purchaser on demand all costs and expenses of every type and nature (including, without limitation, all fees and expenses of attorneys, accountants and other experts and all due diligence, collateral review, appraisal, search, filing and recording fees and expenses) which are expended or incurred by or on behalf of the Purchaser in connection with (a) the administration of the Investment Documents or the collection and enforcement of the Obligations, whether or not any action, suit or other proceeding is commenced; (b) any actions for declaratory relief in any way related to the Obligations; (c) the protection or preservation of any rights, powers or remedies of the Purchaser under this Agreement or any other Investment Document; (d) any actions taken by the Purchaser in negotiating any amendment, waiver, consent or release of or under this Agreement, this Note or any other Investment Document; (e) any actions taken in reviewing the Company Parties' financial affairs, which actions shall include, without limitation, (i) inspecting the facilities of any Company Party or conducting audits or appraisals of the financial condition of any Company Party; (ii) having an accounting or other firm selected by the Purchaser review the books and records of any Company Party and perform a thorough and complete examination thereof; (iii) interviewing the Company Parties' employees, attorneys, accountants, customers and any other Persons related to the Company Parties which the Purchaser believes may have relevant information concerning the business, condition (financial or otherwise), results of operations or prospects of any of the Company Parties; and (iv) undertaking any other action which the Purchaser believes is necessary to assess accurately the financial condition and prospects of the Company Parties; (f) any refinancing, restructuring (whether in the nature of a "work out" or otherwise), bankruptcy or insolvency proceeding involving any Company Party or Affiliate thereof, including, without limitation, any refinancing or restructuring of this Agreement, this Note or any other Investment Documents; (g) any actions taken to verify, maintain, perfect and protect any Lien granted to the Purchaser by any Company Party or any other Person under the Investment Documents; (h) any effort by the Purchaser to protect, assemble, complete, collect, sell, liquidate or otherwise dispose of any collateral, including in connection with any case under Bankruptcy Laws; or
(i) having counsel advise the Purchaser as to its rights and responsibilities, the perfection, protection or preservation of rights or interests under the Investment Documents, with respect to negotiations with any Company Party or with other creditors of any Company Party or with respect to any proceeding under any Bankruptcy Law. The Issuers hereby consent to the taking of the foregoing actions by the Purchaser without conditions or restrictions. Notwithstanding this SECTION 14, Issuers will only be liable for the foregoing costs directly incurred by Purchaser regardless of who the existing Holder(s) is
(are) other than costs of collection should Issuers default on this Note or any substitute Note(s).

     15. EXTENSION OF TIME. The Holder may, at its sole option, extend the time for payment of this Note, postpone the enforcement hereof, or grant any other indulgence without affecting or diminishing the Holder's right to full recourse against the Issuers hereunder, which right is expressly reserved.

     16. NOTATIONS. Before disposing of this Note or any portion thereof, the Holder may make a notation thereon (or on a schedule attached thereto) of the amount of all principal payments previously made by the Issuers with respect thereto.

     17. GOVERNING LAW. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

     18. CAPTIONS; CONSTRUCTION AND INTERPRETATION. The captions contained in this Note are for convenience of reference only, do not constitute a part of this Note and are not to be considered in construing or interpreting this Note. The Issuers and the Holder have each been represented by counsel in the negotiation and drafting of this Note, and neither the Issuers nor the Holder nor their respective counsel shall be deemed the drafter of this Note for purposes of construing the provisions of this Note. All provisions of this Note shall be construed in accordance with their fair meaning, and not strictly for or against the Issuers or the Holder.

     19. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE ISSUERS AND THE HOLDER WISH APPLICABLE STATE AND FEDERAL

LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE ISSUERS AND THE HOLDER DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, THE ISSUERS AND THE HOLDER (BY ACCEPTANCE HEREOF) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS NOTE OR THE TRANSACTIONS COMPLETED HEREBY.

     IN WITNESS WHEREOF, the Issuers have caused this Note to be executed and delivered by its or their duly authorized representatives on the date first above written.


                                THE QUIZNO'S CORPORATION, a Colorado corporation


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel


                                THE QUIZNO'S LICENSING COMPANY, a
                                Colorado corporation


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel


                                THE QUIZNO'S ACQUISITION COMPANY, a Colorado corporation


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel


                                THE QUIZNO'S REALTY COMPANY, a Colorado
                                corporation


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel

                                THE QUIZNO'S OPERATING COMPANY, a Colorado corporation


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel


                                QUIZ-DIA, INC., a Colorado corporation


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel


                                S&S COMPANY, a Colorado corporation


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel


                                QUIZNO'S KANSAS, LLC, a Colorado limited liability company


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel


                                CIAO B MANAGEMENT, INC., a Colorado corporation


                                By:
                                   --------------------------------------------
                                   Patrick E. Meyers
                                   Vice President and General Counsel

                                 AMERICAN FOOD DISTRIBUTORS, INC., a Colorado corporation


                                 By:
                                    -------------------------------------------
                                    Patrick E. Meyers
                                    Vice President and General Counsel